Exhibit 10.2

EXECUTION VERSION

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) by and among XM Satellite Radio Holdings Inc., XM Satellite Radio Inc. (collectively with XM Satellite Radio Holdings Inc., “XM”), and Hugh Panero (the “Employee”), is made as of April 4, 2007.

WHEREAS, XM and the Employee are parties to that certain Employment Agreement dated as of August 6, 2004 (the “Agreement”);

WHEREAS, XM and the Employee wish to amend and clarify the Agreement as set forth below;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Article 2.1 of the Agreement is hereby deleted and replaced in its entirety to read as follows:

Term. Subject to the provisions of Article 4 hereof, this Agreement shall be in effect for a term commencing as of the Effective Date and ending March 31, 2008.

2.	Article 2.5 is hereby added to the Agreement:

To the extent that EMPLOYEE’S employment hereunder is terminated in accordance with the provisions of Article 4.5 prior to the earlier of (a) March 31, 2008 and (b) the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of February 19, 2007 by and among Sirius Satellite Radio Inc., Vernon Merger Corporation, and XM (the “Merger Agreement”) (the earlier of such two dates, the “Consulting Termination Date”), EMPLOYEE shall provide part time consulting services to XM (less than 20 hours per week) as the Chairman of the Board of Directors of XM shall reasonably request and at such times and at such locations that are mutually agreeable to EMPLOYEE and XM (provided, however, that such consulting services to be provided by EMPLOYEE shall not materially interfere with EMPLOYEE’S other business commitments) until the Consulting Termination Date.

3.	Article 3.1 of the Agreement is hereby amended to add the following as the new last sentence:

For services rendered by EMPLOYEE pursuant to this Agreement for the period April 4, 2007 through March 31, 2008, XM agrees to increase EMPLOYEE’S Base Salary from $650,000 to $700,000.

4.	Article 3.7(d) of the Agreement is hereby amended to add the following as the new last sentence:

In addition, notwithstanding anything to the contrary in the equity plans or the applicable award agreement, the restrictions described above shall lapse with respect to all options granted pursuant to this Article 3.7(a) (whether exercised or unexercised) upon EMPLOYEE’S termination of employment as a result of death, Disability, without Cause or for Good Reason, or by Mutual Agreement (as defined below in Section 4.5(d)).

5.	Article 4.5(b)(v) of the Agreement is hereby deleted and replaced in its entirety to read as follows:

(v) a Change in Control of XM as defined in Article 4.5(c) hereof or shareholder approval a merger/consolidation of XM wherein the XM voting securities immediately prior thereto will not constitute at least sixty percent (60%) of the combined voting securities after a merger/consolidation.

6.	Article 4.5(d) of the Agreement is hereby deleted and replaced in its entirety to read as follows:

(d) Subject to the provisions of Section 4.7(a) below, and provided that EMPLOYEE signs and fails to revoke a general release in a form prescribed by XM and reasonably acceptable to EMPLOYEE, in the event EMPLOYEE’S employment is terminated by XM without Cause or by EMPLOYEE by resignation for Good Reason or in the event that XM and EMPLOYEE mutually agree in good faith that EMPLOYEE’S employment shall terminate either prior to or at the expiration of the term of the Agreement (“Mutual Agreement” which shall otherwise be deemed to be a termination for Good Reason):

(i) XM shall pay to EMPLOYEE a lump sum severance payment, in cash, equal to three times the sum of (A) EMPLOYEE’S base salary as in effect immediately prior to the date of termination and (B) EMPLOYEE’S target annual bonus for the year of termination (which for purposes of this Article 4.5(d) shall equal not less than 100% of EMPLOYEE’S base salary for the year of termination).

(ii) XM shall pay EMPLOYEE, within 10 business days of the date of termination and on each of the first four anniversaries of such date, a lump-sum payment equal to EMPLOYEE’S cost of obtaining for himself (and his dependents, where applicable), for the one-year period beginning on such date all applicable benefits made available by XM to EMPLOYEE (and his dependents, where applicable) immediately prior to the date of termination, at no greater after-tax cost to EMPLOYEE than the after-tax cost to EMPLOYEE immediately prior to the date of termination. The amount of such payments shall be mutually agreed upon by XM and EMPLOYEE as soon as practicable following EMPLOYEE’S date of termination. Alternatively, to the extent permitted by Section 409A of the Internal Revenue Code, XM shall arrange to continue to provide EMPLOYEE (and his dependents, where applicable) for the five year period immediately following the date of termination all applicable benefits made available by XM to EMPLOYEE (and his dependents, where applicable) immediately prior to the date of termination, at no greater after-tax cost to EMPLOYEE than the after-tax cost to EMPLOYEE immediately prior to the date of termination.

(iii) XM shall pay EMPLOYEE a pro-rated annual bonus (based on EMPLOYEE’S target annual bonus for the year of termination), for the portion of the calendar year EMPLOYEE was employed by XM prior to the termination.

(iv) In accordance with XM’S executive payroll practices, XM shall pay to EMPLOYEE any amounts earned, accrued or owing but not yet paid under any employee benefit plans or programs of XM.

7.	Article 4.5(e) of the Agreement is hereby deleted and replaced in its entirety to read as follows:

(e) (i) In the event EMPLOYEE’S employment is terminated by XM without Cause or by EMPLOYEE by resignation for Good Reason or by Mutual Agreement, notwithstanding anything to the contrary in the equity plans or the applicable award agreement, all options and restricted stock (other than, with respect to any termination of employment occurring prior to March 31, 2008, the 2007 Restricted Stock Award (as defined in Article 4.5(e)(ii))) that have been granted to EMPLOYEE shall immediately vest, EMPLOYEE shall be entitled to exercise all options to acquire XM common stock for the eighteen (18) months following termination and any other XM restriction on the sale of securities shall lapse with respect to all options or restricted stock granted to EMPLOYEE.

(ii) In the event EMPLOYEE’S employment is terminated by XM without Cause or by EMPLOYEE by resignation for Good Reason or by Mutual Agreement prior to March 31, 2008, restrictions on any restricted stock award granted by XM to EMPLOYEE in the ordinary course during XM’S 2007 fiscal year (the “2007 Restricted Stock Award”) shall lapse on the Consulting Termination Date provided that EMPLOYEE complies with Article 2.5 and Article 5 of this Agreement to the reasonable satisfaction of XM.

8.	Article 4.7 is hereby added to the Agreement:

4.7 409A.

(a) Notwithstanding anything to the contrary in this Agreement, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Internal Revenue Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the date of termination shall instead be paid on the first business day after the date that is six months following EMPLOYEE’S “separation from service” within the meaning of Section 409A of the Internal Revenue Code. To the extent that the payment of any amount due hereunder is delayed in accordance with the preceding sentence, the Company shall establish an interest-bearing “rabbi trust,” on terms reasonably satisfactory to EMPLOYEE, and shall contribute thereto prior to EMPLOYEE’S separation from service an amount in cash equal to the amount of the payment that has been delayed.

(b) XM shall reimburse EMPLOYEE for any additional taxes, interest charges, and penalties imposed on EMPLOYEE by Section 409A of the Internal Revenue Code (a “409A Tax”) as a result of any payment, award, benefit or distribution (or acceleration of any payment, award, benefit or distribution) made or provided to or for the EMPLOYEE’s benefit in connection with this Agreement, or EMPLOYEE’s employment with XM or the termination thereof, and XM shall pay to EMPLOYEE an additional amount (the “Gross-Up Payment”) such that the net amount of the Gross-Up Payment retained by EMPLOYEE, after deduction of any federal, state and local income and employment taxes (including any excise tax imposed by application of Section 409A or otherwise) upon the Gross-Up Payment, shall be equal to the 409A Tax, if any.

9.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the State of Virginia.

10.	This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute the same document.

11.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

XM SATELLITE RADIO HOLDINGS INC.

/s/
By:
Title:

XM SATELLITE RADIO INC.

/s/
By:
Title:

EMPLOYEE

/s/ Hugh Panero
Hugh Panero